Exhibit 21.1

Subsidiaries of Registrant

Name	Jurisdiction
EnviroSystems Holdings, Inc.	Delaware
EnviroSystems, Inc.*	Nevada

* A wholly owned subsidiary of EnviroSystems Holdings, Inc.